Exhibit No. (10)p

KIMBERLY-CLARK CORPORATION
SEVERANCE PAY PLAN

Amended and Restated as of January 1, 2021
1

TABLE OF CONTENTS

ARTICLE    TITLE

    I    NAME, PURPOSE AND EFFECTIVE DATE OF PLAN

    II    DEFINITIONS

    III    ELIGIBILITY AND PARTICIPATION

    IV    SEVERANCE BENEFITS

    V    PLAN ADMINISTRATION

    VI    LIMITATIONS AND LIABILITIES

        APPENDIX A - COVERED EMPLOYERS

        APPENDIX G - 2018 MOBILE FACILITY VOLUNTARY INCENTIVE SEPARATION PROGRAM

        APPENDIX H – 2019 FULLERTON MILL SEPARATION PROGRAM

ARTICLE I

NAME, PURPOSE AND EFFECTIVE DATE OF PLAN

1.1    Name of the Plan. Kimberly-Clark Corporation (the “Corporation”) hereby establishes a severance pay plan for its Employees, to be known as the Kimberly-Clark Corporation Severance Pay Plan (the “Plan”) as set forth in this document. The Plan is intended to qualify as an employee welfare benefit plan within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

1.2    Purpose of the Plan. The purpose of the Plan is to provide Eligible Employees a severance benefit in the event of involuntary termination of employment. The Plan is not intended as a replacement or substitution for any confidentiality or noncompete agreement between an Employee and Employer executed prior or subsequent to the effective date of the Plan.

1.3    Effective Date. The Plan is effective as of January 1, 1998 and is amended and restated to apply to involuntary Separations from Service after January 1, 2021.

ARTICLE II

DEFINITIONS AND CONSTRUCTION

2.1    Definitions. When the following words and phrases appear in this Plan, they shall have the respective meanings set forth below unless the context clearly indicates otherwise:

(a)AIP: The Annual Incentive Program or any successor plan.

(b)Board: The Board of Directors of the Corporation.

(c)Cause: Any termination of employment which is classified by the Employer as for cause, including but not limited to: (i) unsatisfactory performance of duties or inability to meet the requirements of the position, unless classified by the Employer as a Performance Termination; (ii) any habitual neglect of duty or misconduct of the Employee in discharging any of his duties and responsibilities; (iii) excessive unexcused, or statutorily unprotected absenteeism or inattention to duties; (iv) failure or refusal to comply with the provisions of the Employer’s personnel manual or any other rule or policy of the Employer; (v) misconduct, including but not limited to, engaging in conduct which the Committee reasonably determines to be detrimental to the Employer; (vi) disloyal, dishonest or illegal conduct by the Employee; (vii) theft, fraud, embezzlement or other criminal activity involving the Employee’s relationship with the Employer; (viii) violation of any applicable statute, regulation, or rule, or provision of any applicable code of professional ethics; (ix) suspension, revocation, or other restriction of the Participant’s professional license, if applicable; or (x) the Employer’s inability to confirm, to its sole satisfaction, the references and/or credentials which the Participant provided with respect to any professional license, educational background and employment history.

(d)COBRA: Medical continuation coverage elected under the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985. Participants shall be eligible to receive medical continuation coverage under COBRA for the number of months provided under Article IV without payment of the applicable premium if the Participant is otherwise eligible for, and timely elects, COBRA medical continuation coverage. The Participant shall be responsible for any additional months of COBRA coverage elected beyond the months of COBRA provided by the Corporation under this Plan. The Participant may also enroll in other applicable COBRA coverage (e.g. dental and/or the health care spending accounts); however, the Participant shall be responsible for and must pay the COBRA premium for such coverage.

(e)Code: The Internal Revenue Code of 1986, as amended from time to time, and as construed and interpreted by valid regulations or rulings issued thereunder.

(f)Committee: The Benefits Administration Committee is appointed to administer and regulate the Plan as provided in Article V.

(g)Comparable Position: A position offered to an employee will be considered a Comparable Position under this Plan unless the Committee determines in its sole discretion that any of the following apply (i) there is a material diminution in the Employee’s Earnings on the date of such offer, (ii) a material change in the geographic location at which the Employee must perform the services, (iii) the position offered to the Employee is a material diminution of the Employee’s authority, duties or responsibilities. The Employee must provide notice to the Corporation of the existence of any of the above conditions within a period not to exceed 90 days of the initial offer of the non-Comparable Position to the employee, upon the notice of which the Corporation must be provided a period of at least 30 days during which it may remedy the offer and not be required to pay the severance amount. The determination whether a position offered will be considered a Comparable Position under this Plan shall be in the Committee’s sole discretion and the Committee shall have the power to promulgate Committee Rules and other guidelines in connection with this determination. Any such determination by the Committee whether a Participant is offered a Comparable Position shall be final and conclusive as to all Eligible Employees and other persons claiming rights under the Plan.

(h)Earnings: The base salary of an Eligible Employee at his or her current stated hourly, weekly, monthly or annual rate on his Termination Date. If Eligible Employee is a full-time Employee, Earnings are the hourly pay rate (excluding shift differential) times 40 (hours). If Eligible Employee is an Employee who works less than 40 hours per week, Earnings are the hourly pay rate (excluding shift differential) times the Employee’s regularly scheduled hours per week. Earnings do not include overtime pay, MAAP, bonus or other remuneration for all Eligible Employees. The calculation of a week of Earnings shall be made subject to any applicable Committee rule.

(i)Effective Date: January 1, 1998, or with respect to a particular Subsidiary, such later date as of which the Committee deems such Subsidiary to be an Employer, or as set forth in Appendix A. The Plan is amended and restated to apply to involuntary Separations from Service after January 1, 2021.

(j)Eligible Employee: An hourly Employee not covered by a collective bargaining unit, or salaried Employee, on the regular payroll of an Employer. For purposes of this subsection, “on the regular payroll of an Employer” shall mean paid through the payroll department of such Employer, and shall exclude employees classified by an Employer as intermittent or temporary, and persons classified by an Employer as independent contractors, regardless of how such employees may be classified by any federal, state, or local, domestic or foreign, governmental agency or instrumentality thereof, or court.

(k)Employee: A person employed by an Employer.

(l)Employer: The Corporation and each Subsidiary which the Committee shall from time to time designate as an Employer for purposes of the Plan. A list of Employers is set forth in Appendix A.

(m)ELT: The Executive Leadership Team (“ELT”) consists of the Chief Executive Officer and other executive officers of the Corporation (within the meaning of Rule 3b-7 of the Securities Exchange Act of 1934 as amended from time to time).

(n)MAAP: The Management Achievement Award Program or any successor plan.

(o)MAAP Eligible: Eligible Employees who as of their date of termination of employment meet the eligibility requirements to participate under MAAP.

(p)Participant: An individual who has met the eligibility requirements to receive Severance Pay pursuant to Article III.

(q)Performance Termination: Any termination of employment with the Corporation or a Subsidiary which is classified by the Employer as for unsatisfactory performance of duties, or inability to meet the requirements of the position. The termination of employment will be classified as a Performance Termination if it is approved by the Employee’s team leader, the supervisor of the team leader for the Employee and the applicable Human Resources Business Partner, and also meets one of the following criteria:

(i)    the Employee failed to successfully improve his or her performance to an acceptable level following completion of a Performance Improvement Plan notwithstanding the Employee’s previous or most recent performance rating; or

(ii)     the Employee’s team leader has offered the Employee a choice of either entering into a Performance Improvement Plan or a Performance Termination, and the Employee has elected a Performance Termination rather than entering into a Performance Improvement Plan.

(r)Plan Year: A twelve calendar month period beginning January 1 through December 31.
(s)Separation from Service. Termination of employment with the Corporation or a Subsidiary. A Separation from Service will be deemed to have occurred if the Employee’s services with the Corporation or a Subsidiary is reduced to an annual rate that is 20 percent or less of the services rendered, on average, during the immediately preceding three years of employment (or if employed less than three years, such lesser period). The Committee shall have the power to promulgate Committee Rules and other guidelines in connection with the determination of a Separation from Service and any such determination by the Committee shall be final and conclusive as to all Eligible Employees and other persons claiming rights under the Plan.

(t)Severance Pay: Payment made to a Participant pursuant to Article IV hereof.

(u)SIP: The United States Consumer Sales Incentive Plan or any successor plan.

(v)Subsidiary: Any corporation, 50% or more of the voting shares of which are owned directly or indirectly by the Corporation, which is incorporated under the laws of one of the States of the United States.

(w)Target MAAP: The target bonus amount established for the Participant, if any, under the MAAP, or any successor or additional plan, for the year in which the Participant’s Separation from Service occurs (or for the prior year if a target bonus amount has not yet been established for the year in which the Participant’s Separation from Service occurs).

(x)Termination Date: The date of an Employee’s Separation from Service.

(y)Years of Service: An Employee shall be credited with a Year of Service for each year of service commencing with the Employee’s vacation eligibility date as maintained by the payroll department of such Employer until the Employee’s Termination Date, rounded to the nearest whole Year of Service. Notwithstanding any provision in the Plan to the contrary, (i) an Employee’s credited Years of Service shall be reduced to the extent such Years of Service have previously been used to calculate a prior severance payment to the Employee and (ii) any period during which the Employee is on notice of termination but is not actively working, including, without limitation, any notice period, period of pay in lieu of such notice or “garden leave” period required under applicable law shall not be counted towards the Employee’s Years of Service unless expressly required by applicable legislation.

2.2    Construction: Where appearing in the Plan the masculine shall include the feminine and the plural shall include the singular, unless the context clearly indicates otherwise. The words “hereof,” “herein,” “hereunder” and other similar compounds of the word “here” shall mean and refer to the entire Plan and not to any particular Section or subsection.

ARTICLE III

ELIGIBILITY AND PARTICIPATION

3.1    Participation. An Eligible Employee shall become a Participant on the later of the Effective Date or the first day actively employed by an Employer.

3.2    Eligibility. Each Participant whose employment is involuntarily terminated shall receive Severance Pay; provided, however, that Severance Pay shall not be paid to any Participant who:

(a)is terminated for Cause;

(b)is terminated during a period in which such Participant is not actively at work (i.e. has been on leave) for more than 25 weeks, except to the extent otherwise required by law;

(c)voluntarily quits or retires;

(d)dies;

(e)is offered a Comparable Position as defined in Section 3.5 below.

3.3    Duration. A Participant remains a Participant under the Plan until the earliest of:

(a)the date the Participant is no longer an Eligible Employee;
(b)the Participant’s Termination Date; or
(c)the date the Plan terminates.

3.4    Severance Agreement and Release. No Participant shall be entitled to receive Severance Pay hereunder unless such Participant executes a Separation Agreement and Full and Final Release of Claims (the “Agreement”), in the form required by the Corporation, within the period specified for such individual therein and such Participant does not revoke such Agreement in writing within the 7-day period following the date on which it is executed.

3.5    Comparable Position. Severance Pay shall not be paid to any Employee whose employment is involuntarily terminated related to

(a)any separation or reorganization of the Corporation including, but not limited to, a sale, spin-off or shutdown of a portion of the Corporation, including but not limited to a portion of a mill or other location, if such Employee is offered a Comparable Position with the successor entity,

(b)the outsourcing of an Employee to a company other than an Employer, in which such Employee is offered or continues in a Comparable Position, or

(c)any elimination of a job function, or transfer of an Employee’s position to another location, in which such Employee is offered a Comparable Position with the Corporation or a Subsidiary.

ARTICLE IV

SEVERANCE BENEFITS

4.1    Severance Pay. Whether any Severance Pay is payable under this Plan, or any increase or decrease in the amount of Severance Pay, shall be in the sole discretion of the Committee and as authorized pursuant to subsection 5.7 below. Any such increase or decrease in the amount of Severance Pay shall be final and conclusive as to all Eligible Employees and other persons claiming rights under the Plan. Subject to the exercise of such discretion, a Participant’s Severance Pay shall be determined as follows:

(a)Each individual who is eligible as provided in Article III above, shall receive, the Severance Pay, COBRA, outplacement assistance services and Employee Assistance Program services set forth below.

Provision	ELT	Grades 1-4	Other MAAP-Eligible	Salaried Exempt	Salaried Non-Exempt	Production Non-Union
Severance -Termination on or after 12 months employment	2 x the sum of annual Earnings plus Target MAAP	The sum of annual Earnings plus Target MAAP	2 weeks of Earnings per Year of Service (26 weeks Earnings minimum)	2 weeks of Earnings per Year of Service (12 weeks Earnings minimum)	1 week of Earnings per Year of Service (6 weeks Earnings minimum)	1 week of Earnings per Year of Service (6 weeks Earnings minimum)
Severance – Termination within first 12 months employment	3 months Earnings	3 months Earnings	3 months Earnings	3 months Earnings	6 weeks Earnings	6 weeks Earnings
Current Year MAAP or AIP	Target MAAP pro-rated based on days worked in the performance year, if Separation from Service is after March 31 of the performance year	Target MAAP pro-rated based on days worked in the performance year, if Separation from Service is after March 31 of the performance year	Target MAAP pro-rated based on days worked in the performance year, if Separation from Service is after March 31 of the performance year	AIP target award amount, pro-rated based on days worked in the performance year, if Separation from Service is after March 31 of the performance year
COBRA	6 months	6 months	6 months	6 months	6 months	6 months
Outplacement	6 months	6 months	6 months	3 months	1 month	1 month (single termination) Workshop* (group termination)
EAP	3 months	3 months	3 months	3 months	3 months	3 months
*Workshops may be through electronic media due to Covid-19 pandemic

(b)Each individual who is eligible as provided in Article III above, and whose employment is classified by the Employer as a Performance Termination, shall receive, the Severance Pay, COBRA, outplacement assistance services and Employee Assistance Program services set forth below. Notwithstanding the foregoing, any Participant who is elected by the Board shall not be eligible to receive a benefit under this subsection 4.1(b). Unless otherwise eligible for payment under the terms of the applicable bonus plans, if the Participant’s termination is classified as a Performance Termination, the Participant will not receive any pro-rated bonus payments for MAAP, AIP or SIP at termination under this Plan.

Provision	ELT	Grades 1-4	Other MAAP-Eligible	Salaried Exempt	Salaried Non-Exempt	Production Non-Union
Severance – Performance Termination	N/A	6 months Earnings	3 months Earnings	3 months Earnings	6 weeks Earnings	N/A
COBRA	N/A	6 months	6 months	6 months	6 months	N/A
Outplacement	N/A	6 months	6 months	3 months	1 month	N/A
EAP	N/A	3 months	3 months	3 months	3 months	N/A

(c)Severance Pay, including the payment of any prorated current year SIP, AIP or MAAP shall be paid as a lump sum cash payment no later than 60 days following the Participant’s last date of employment, if the Agreement provides for a 21 day period to consider the release, and no later than 75 days following the Participant’s last date of employment if the Agreement provides for a 45 day period to consider the release, provided, however, should any payments under this Plan be delayed no interest will be owed to the Participant with respect to such late payment. Notwithstanding the foregoing, if the Agreement provides for a 21 day period to consider the release and the last date of Employee’s employment is on or after November 1, or if the Agreement provides for a 45 day period to consider the release and the last date of Employee’s employment is after October 15, then the payment will always be made in the first applicable pay period in the following calendar year.

(d)The Severance Pay determined pursuant to subsection 4.1(a) and (b) above will be offset by any amount paid to a Participant (but not less than zero) pursuant to the Worker Adjustment and Retraining Notification Act (“WARN”), or any similar state or other law, in lieu of notice thereunder. The benefits provided under this Plan are intended to satisfy any and all statutory obligations that may arise out of an Eligible Employee's involuntary termination, and the Committee shall so construe and implement the terms of the Plan.

(e)If, at the time Severance Pay is to be made hereunder, a Participant is indebted or obligated to an Employer or any affiliate, including, but not limited to, any repayment under the Corporation’s relocation program, then such Severance Pay shall be reduced by the amount of such indebtedness or obligation to the extent allowable under applicable federal or state law; provided that the Corporation may in its sole discretion elect not to reduce the Severance Pay by the amount of such indebtedness or obligation and provided that any such election by the Corporation shall not constitute a waiver of its claim of such indebtedness or obligation, in accordance with applicable law.

(f)Notwithstanding any provision in the Plan to the contrary, Severance Pay shall be reduced by the amount of any other severance payments, whether under any severance plan or offer letter or other individual agreement, made by an Employer.

(g)Severance Pay hereunder shall not be considered “compensation” for purposes of determining any benefits provided under any pension, savings, or other benefit plan maintained by an Employer.

4.2    Withholding. A Participant shall be responsible for payment of any federal, Social Security, state, local or other taxes on Severance Pay under the Plan. The Employer shall deduct from Severance Pay any federal, Social Security, state, local or other taxes which are subject to withholding, as determined by the Employer.

4.3    Forfeiture, Recoupment and Recovery of Overpayments. If it is determined that any amount paid to an individual under this Plan should not have been paid or should have been paid in a lesser amount, written notice thereof shall be given and such individual shall promptly repay the amount of the overpayment to the Plan.  Notwithstanding the foregoing, the Plan in all cases reserves the right to pursue collection of any remaining overpayments if the above recovery efforts under this paragraph have failed.

    Without limiting the foregoing, if, following a Participant’s Separation from Service for a reason other than the Participant’s termination for Cause, the Corporation discovers facts that such Participant’s Separation from Service could have been for Cause, such Participant’s Separation from Service will be deemed to have been for Cause for all purposes, and as a result, (a) the Employer will cease payment of any benefit otherwise payable to the Participant under the Plan and (b) the Participant will be required to repay to the Corporation all cash amounts received under the Plan that would not have been payable to such Participant had such Separation from Service been for Cause under Section 3.2(a) above.

    Further, all amounts to which a Participant is entitled under this Plan shall be subject to forfeiture and/or repayment to the Corporation to the extent and in the manner required (i) to comply with any requirements imposed under applicable laws, regulations, stock exchange listing rules or other rules; (ii) under the terms of the Kimberly-Clark Corporation Compensation Recoupment Policy, to the extent applicable to the Participant, or under any other policy or guideline adopted by the Corporation for purposes of fraud prevention, governance, avoidance of monetary or reputational damage to the Corporation and its affiliates or similar reasons, whether or not such policy or guideline was in place at the time the Participant becomes eligible to participate in this Plan (and such requirements shall be deemed incorporated into this Plan without the consent of the Participant).

ARTICLE V

PLAN ADMINISTRATION

BENEFITS ADMINISTRATION COMMITTEE

5.1    Membership. The Committee shall consist of at least three persons who shall be officers or directors of the Corporation or Eligible Employees. Members of the Committee shall be appointed from time to time by, and shall serve at the pleasure of, the Chief Human Resources Officer of the Corporation (the “CHRO”). The CHRO shall appoint one of the members of the Committee to serve as chairman. If the CHRO does not appoint a chairman, the Committee, in its discretion, may elect one of its members as chairman. The Committee shall appoint a Secretary who may be but need not be, a member of the Committee. The Committee shall not receive compensation for its services. Committee expenses shall be paid by the Corporation.

5.2    Powers. The Committee shall have all such powers as may be necessary to discharge its duties hereunder, including, but not by way of limitation, the power to construe or interpret the Plan, to determine all questions of eligibility hereunder, to adopt rules relating to coverage, and to perform such other duties as may from time to time be delegated to it by the Board. Any interpretations of this Plan by persons other than the Committee or individuals or organizations to whom the Committee has delegated administrative duties shall have no effect hereunder. The Committee may prescribe such forms and systems and adopt such rules and methods and tables as it deems advisable. It may employ such agents, attorneys, accountants, actuaries, medical advisors, or clerical assistants (none of whom need be members of the Committee) as it deems necessary for the effective exercise of its duties, and may delegate to such agents any power and duties, both ministerial and discretionary, as it may deem necessary and appropriate. Notwithstanding the foregoing, any claim which arises under any other plan shall not be subject to review under this Plan, and the Committee's authority under this Article V shall not extend to any matter as to which an Administrator under such Program is empowered to make determinations under such plan. In administering the Plan, the Committee will be entitled, to the extent permitted by law, to rely conclusively on all tables, valuations, certificates, opinions and reports which are furnished by, or in accordance with the instructions of, the Committee of each of the Programs, or by accountants, counsel or other experts employed or engaged by the Committee.

5.3    Procedures. The Committee may take any action upon a majority vote at any meeting at which all members are present, and may take any action without a meeting upon the unanimous written consent of all members. All action by the Committee shall be evidenced by a certificate signed by the chairperson or by the secretary to the Committee. The Committee shall appoint a secretary to the Committee who need not be a member of the Committee, and all acts and determinations of the Committee shall be recorded by the secretary, or under his supervision. All such records, together with such other documents as may be necessary for the administration of the Plan, shall be preserved in the custody of the secretary.

5.4    Rules and Decisions. All rules and decisions of the Committee shall be uniformly and consistently applied to all Eligible Employees and Participants under this Plan in similar circumstances and shall be conclusive and binding upon all persons affected by them.

5.5    Books and Records. The records of the Employers shall be conclusive evidence as to all information contained therein with respect to the basis for participation in the Plan and for the calculation of Severance Pay.

5.6    Claim Procedure. The Committee procedure for handling all claims hereunder and review of denied claims shall be consistent with the provisions of ERISA. If a claim for Plan benefits is denied, the Committee shall provide a written notice within 90 days to the person claiming the benefits that contains the specific reasons for the denial, specific references to Plan provisions on which the Committee based its denial and a statement that the claimant may (a) request a review upon written application to the Committee within 60 days, (b) may review pertinent Plan documents and (c) may submit issues and comments in writing. If a claim is denied because of incomplete information, the notice shall also indicate what additional information is required. If additional time is required to make a decision on the claim, the Committee shall notify the claimant of the delay within the original 90 day period. This notice will also indicate the special circumstances requiring the extension and the date by which a decision is expected. This extension period may not exceed 90 days beyond the end of the first 90-day period.

    The claimant may request a review of a denied claim by writing the Committee in care of the Plan Administrator. The appeal must, however, be made within 60 days after the claimant's receipt of notice of the denial of the claim. Pertinent documents may be reviewed in preparing an appeal, and issues and comments may be submitted in writing. An appeal shall be given a complete review by the Committee, and a written decision, including reasons, shall be provided within 60 days. If there are special circumstances requiring an extensive review, the Committee shall notify the claimant in a written notice within the original 60 day period of its receipt of the appeal and indicating that the decision will be delayed. A final decision on the appeal shall be made within 120 days of the Committee's receipt of the appeal.

    The Committee shall have all of the authority with respect to all aspects of claims for benefits under the Plan, and it shall administer this authority in its sole discretion.

5.7    Committee Discretion.

(a)Any action on matters within the discretion of the Committee, including but not limited to, the amount of Severance Pay conferred upon a Participant, shall be final and conclusive as to all Eligible Employees and other persons claiming rights under the Plan. The Committee shall exercise all of the powers, duties and responsibilities set forth hereunder in its sole discretion. Notwithstanding anything in this Plan to the contrary, the Committee shall have the sole discretion to interpret the terms of the Plan included but not limited to, whether a termination is voluntarily or involuntary, whether a Participant’s termination is for Cause or whether a Participant could have been terminated for Cause, whether a Participant is offered a Comparable Position, and whether Severance Pay shall be payable to any Participant under this Plan.

(b)Any increase or decrease in the amount of Severance Pay for Eligible Employees who are not elected by the Board, different than the amount set forth in 4.1(a) and (b) above may be authorized in their sole discretion by (i) the Committee, (ii) a Group President or Senior Vice President of the Corporation with the endorsement of either the Senior Vice President Global Human Resources or the Vice President Compensation and Benefits or (iii) the Chief Executive Officer. Any such increase or decrease in the amount of Severance Pay shall be final and conclusive as to all such Eligible Employees and other persons claiming rights under the Plan.

(c)Any increase or decrease in the amount of Severance Pay for Eligible Employees who are elected by the Board, different than the amount set forth in 4.1(a) and (b) above may be authorized in their sole discretion by the Management Development and Compensation Committee of the Board. Any such increase or decrease in the amount of Severance Pay shall be final and conclusive as to all such Eligible Employees and other persons claiming rights under the Plan.
5.8    Plan Amendments. The Board may from time to time modify, alter, amend or terminate the Plan. Any action permitted to be taken by the Board under the foregoing provision may be taken by the CHRO if such action:

(a)is required by law, or

(b)is estimated not to increase the annual cost of the Plan by more than $5,000,000, or

(c)is estimated not to increase the annual cost of the Plan by more than $25,000,000 provided such action is approved and duly executed by the CEO.

Any action taken by the Board or CHRO shall be made by or pursuant to a resolution duly adopted by the Board or CHRO and shall be evidenced by such resolution or by a written instrument executed by such persons as the Board or CHRO shall authorize for that purpose.

The Board or CHRO also shall have the right to make any amendment retroactively which is necessary to bring the Plan into conformity with the Code or which is otherwise permitted by applicable law. Any such amendment will be binding and effective for the Employer.

Any action which is required or permitted to be taken by the Board under the provisions of this Plan may be taken by the Management, Development and Compensation Committee of the Board or any other duly authorized committee of the Board designated under the By-Laws of the Corporation.

The Board, the Management, Development and Compensation Committee or any duly authorized committee of the Board, the CEO or the CHRO may authorize persons to carry out its policies and directives subject to the limitations and guidelines set by it, and delegate its authority under the Plan.

5.9    Annual Reporting to the CEO. The CHRO shall report to the CEO before January 31 of each year all action taken by such position hereunder during the preceding calendar year.

5.10    Annual Reporting to the Board. The CEO shall report to the Board before January 31 of each year all action taken by such position hereunder during the preceding calendar year.

5.11    Delegation of Duties. This Plan is sponsored by Kimberly-Clark Corporation. The Committee reserves the right to delegate any and all administrative duties to one or more individuals or organizations. Any reference herein to any other entity or person, other than the Committee or any of its members, which is performing administrative services shall also include any other third party administrators. The responsibilities of any third party administrator may be governed, in part, by a separate administrative services contract.

5.12    Funding. Benefits shall be paid from the general assets of the Corporation.

ARTICLE VI
LIMITATIONS AND LIABILITIES

6.1    Non-Guarantee of Employment. Nothing contained in this Plan shall be construed as a contract of employment between an Employer and a Participant, or as a right of any Participant to be continued in the employment of his Employer, or as a limitation of the right of an Employer to discharge any Participant with or without Cause. Nor shall anything contained in this Plan affect the eligibility requirements under any other plans maintained by the Employer, nor give any person a right to coverage under any other Plan.

6.2    Non-Alienation. Except as otherwise provided herein, no right or interest of any Participant or Beneficiary in the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, attachment, garnishment, execution, levy, bankruptcy, or any other disposition of any kind, either voluntary or involuntary, prior to actual receipt of payment by the person entitled to such right or interest under the provisions hereof, and any such disposition or attempted disposition shall be void.

6.3    Applicable Law. This Plan is construed under, to the extent not preempted by federal law, enforced in accordance with and governed by, the laws of the State of Wisconsin. If any provision of this Plan is found to be invalid, such provision shall be deemed modified to comply with applicable law and the remaining terms and provisions of this Plan will remain in full force and effect.

6.4    Notice. Any notice given hereunder is sufficient if given to the Employee by the Employer, or if mailed to the Employee to the last known address of the Employee as such address appears on the records of the Employer.

6.5    Service of Process. The Plan Administrator shall be the designated recipient of the services of process with respect to legal actions regarding the Plan.

6.6    No Guarantee of Tax Consequences. The Employer makes no commitment or guarantee that any amounts paid to or for the benefit of a Participant under this Plan will be excludable from the Participant's gross income for federal, Social Security, or state income tax purposes, or that any other federal, Social Security, or state income tax treatment will apply to or be available to any Participant. It shall be the obligation of each Participant to determine whether each payment under this Plan is excludable from the Participant's gross income for federal, Social Security, and state income tax purposes, and to notify the Plan Administrator if the Participant has reason to believe that any such payment is not so excludable. This Plan is intended to be compliant with Section 409A of the Code and the guidance promulgated thereunder. Notwithstanding any other provision of this Plan, the Corporation and the Committee shall administer and interpret the Plan, and exercise all authority and discretion under the Plan, to satisfy the requirements of Code Section 409A and the guidance promulgated thereunder and any noncompliant provisions of this Plan will either be void or deemed amended to comply with Section 409A of the Code and the guidance promulgated thereunder.

6.7    Limitation of Liability. Neither the Employer, the Plan Administrator, nor the Committee shall be liable for any act or failure to act which is made in good faith pursuant to the provisions of the Plan, except to the extent required by applicable law. It is expressly understood and agreed by each Eligible Employee who becomes a Participant that, except for its or their willful misconduct or gross neglect, neither the Employer, the Plan Administrator nor the Committee shall be subject to any legal liability to any Participant, for any cause or reason whatsoever, in connection with this Plan, and each such Participant hereby releases the Employer, its officers and agents, and the Plan Administrator, and its agents, and the Committee, from any and all liability or obligation except as provided in this paragraph.

6.8    Indemnification of the Committee. The Employer shall indemnify the Committee and each of its members and hold them harmless from the consequences of their acts or conduct in their official capacity, including payment for all reasonable legal expenses and court costs, except to the extent that such consequences are the result of their own willful misconduct or breach of good faith.

APPENDIX A

EMPLOYERS COVERED BY THE KIMBERLY-CLARK CORPORATION
SEVERANCE PAY PLAN

Employers	Participating Units
Kimberly-Clark Corporation	All salaried and hourly non-organized employees*
Kimberly-Clark Financial Services, Inc.	All salaried and hourly non-organized employees*
Kimberly-Clark Global Sales, LLC	All salaried employees*
Kimberly-Clark International Services Corporation Kimberly-Clark Services, Inc.	All salaried and hourly non-organized employees except those who transfer to a 50% or less owned foreign subsidiary on a non-temporary basis* All salaried employees*
Kimberly-Clark Pennsylvania, LLC	All salaried employees*
Kimberly-Clark Worldwide, Inc.	All salaried and hourly non-organized employees*

*including those on temporary assignment at other employers or in other classifications, but excluding employees on temporary assignment from another Employer or classification.

APPENDIX G

2018 MOBILE FACILITY
VOLUNTARY INCENTIVE
SEPARATION PROGRAM

1.    In General. Notwithstanding the requirement under Section 3.2 of the Plan that Severance Pay is only payable upon involuntary termination, an eligible Participant who voluntarily terminates employment shall receive Severance Pay under subsection 3(a) below if they otherwise qualify under the terms of the Plan and meet the requirements of Sections 2 and 3 below, except to the extent otherwise limited in accordance with the terms approved by the Corporation for the 2018 Mobile Facility Voluntary Incentive Separation Program (the “Program”).

2.    Voluntary Severance Election. A Participant qualifies under this Section 2 if such Participant is:

(a)    an hourly organized Employee employed by the Corporation at its Mobile Facility as of May 21, 2018, and who is represented by United Steelworkers of America (“USW”), Local Unions 1421 or 1575, and who remains employed with the Corporation through the date selected by the Corporation as of the Participant’s Termination Date which is November 15, 2018 (or a different date as designated by the Corporation in its sole discretion); and

(b)    has submitted a valid election form (the “Election Form”) to participate in the Program to the Mobile Facility’s Human Resources Department within the election period beginning May 21, 2018 and ending at noon (Central Time) on June 11, 2018, and such election is accepted by the Corporation under the terms of the Program; and

(c)    If more than 15 eligible employees elect the Program, the Corporation will accept elections in order of Mill seniority.
3.    Severance Pay. Notwithstanding any provision in the Plan to the contrary, Severance Pay shall be reduced by the amount of any other severance payments, whether under any severance plan or offer letter or other individual agreement, made by an Employer.
(a)    If a Participant is accepted into the Program and is employed by the Corporation as of the Termination Date, the Participant will be entitled to:
(1)    a $30,000 lump sum severance payment under the Program, less ordinary tax withholding and all required deductions from the Corporation.
(2)    payout of 2019 vacation allotment, provided the Participant has worked at least 1,040 hours in 2018 before the Termination Date.
(b)    Severance Pay shall be paid as a lump sum cash payment no later than 75 days following the Participant’s Termination Date, provided, however, should any payments under this Plan be delayed no interest will be owed to the Participant with respect to such late payment. Notwithstanding the foregoing, if the last date of Employee’s employment is after October 15, then the payment will always be made in the first applicable pay period in the following calendar year.
4.    Release Agreement. No Participant shall be entitled to receive any of the benefits provided under the Program hereunder unless such Participant returns an executed Separation Agreement and Full and Final Release of Claims, in the form required by the Corporation, to the Mobile Facilities Human Resources Department no later than the 45th day after the Participant received the Separation Agreement and Full and Final Release of Claims and such Participant does not revoke such Separation Agreement and Full and Final Release of Claims in writing within the 7-day period following the date on which it is executed. Once an employee has elected to participate and is selected to participate in the Program, the election cannot be revoked, even if the employee decides not to sign and return the Separation Agreement and Full and Final Release of Claims.
5.    Excluded Participants. Notwithstanding any provision in this 31st Amendment to the contrary, the following Participants, and each of the following groups of Participants are excluded from participation in this Program:
(a)salaried exempt Employees at the Mobile Facility;
(b)salaried and hourly non-exempt Employees at the Mobile Facility;
(c)hourly organized Employees at the Mobile Facility who are not represented by United Steelworkers of America (“USW”), Local Unions 1421 or 1575; and
(d)Employees who voluntarily or involuntarily terminate employment prior to the Termination Date prescribed for such individual by the Employer.

APPENDIX H

2019 FULLERTON MILL
SEPARATION PROGRAM

1.In General. Notwithstanding any requirements in the Plan to the contrary, pursuant to the terms of the Plan and the Fullerton Mill Closing Agreement (“Agreement”) dated July 24, 2018 between Kimberly-Clark Worldwide, Inc. (the “Corporation”) and the Association of Western Pulp and Paper Workers, and its Local 672 (“Union”), for and on behalf of all bargaining unit employees at the Corporation’s Fullerton Mill in Orange County, California, a Participant at the Fullerton Mill who meets the conditions in the Agreement shall receive Severance Pay, COBRA continuation coverage under his/her current medical plan, EAP coverage and the additional lump sum payments under the terms of the Agreement. No additional benefits shall be provided under the terms of the Plan. If any of the terms of the Agreement should conflict with the terms of the Plan, the terms of the Agreement shall control.